                                    AGREEMENT


                  License Agreement entered into as of the 17th day of March, 2000 (the "Effective Date") by and between International Sports Wagering Inc., a corporation organized under the laws of the State of Delaware, having its principal place of business at 201 Lower Notch Road, Little Falls, New Jersey 07424 ("Licensor") and Global Interactive Gaming, Inc., a corporation organized under the laws of the State of Delaware ("Licensee").

                                  ARTICLE ONE

                             BACKGROUND OF AGREEMENT


                  A. Licensor is the owner of certain patents and technical information relating to wagering and contests on sporting events.


                  B. Licensor is making certain modifications to its "Licensed Technology" (as defined herein ) to meet specifications agreed to by Licensor and Licensee and set forth in the "Functional Requirements" (as defined herein).


                  C. Licensee wishes to acquire a License to use the Licensed Technology as it is modified to meet such specifications.


                  D. Contemporaneous with the execution of this Agreement the parties and/or certain of their Affiliates are entering into another license agreement covering a different territory, a Warrant Agreement, two Escrow Agreements and an amendment to certain Non-Disclosure Agreements.

                                   ARTICLE TWO

                                   DEFINITIONS

                  Section 2.1. Definitions.

                  "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with a specified person; provided, however, that except for purposes of Section 3.7, with respect to Prisma Sports & Media AG and Prisma iVentures AG, such term shall include only such persons controlled by Prisma Sports & Media AG and Prisma iVentures AG. For purposes hereof, the term "control" (including the correlative terms "controlled by" and "under common control voting" means the power to vote a majority of the voting rights or to appoint a majority of the directors of any person.


                  "Designated Locations" means the offices or facilities of Licensee at which Licensee's computer servers are located on the Effective Date or at any time during the Term as to which Licensor is notified in writing by Licensee from time to time.

                  "Documentation" means the materials listed on Exhibit A that Licensor previously provided to Licensee, that describe generally the functionality of the Licensed Software as it exists on the Effective Date and which is in use in the State of Nevada, and such other materials prepared by Licensor from time to time in accordance with the requirements of this Agreement.

                  "Field of Use" means all business activities in which the Licensed Technology is legally useable, other than Lotteries and transactions or business activities involving the trading of stocks, bonds, options to acquire or sell stock, warrants, commodities, currency, derivative securities and similar instruments over the Internet or through a stock or other exchange or quotation system.

                  "Government Regulatory Requirements" means any United States or foreign federal, state, municipal or local law, rule, regulation, ordinance, order or other requirement relating to the Licensed Technology or the licensing thereof by Licensor or the use thereof by Licensee, one of its Affiliates or other permitted user thereof.

                  "Gross Profit" when used in connection with (a) advertising, merchandising and other activities related to (but not including) Transactions using, or Wagering uses or applications of, the Licensed Technology, means the gross revenue relating thereto less the direct expenses specifically related thereto (such as credit card fees), without deduction for any operating expenses related thereto, and (b) games, contests and other competitions other than Wagering, means the gross revenue relating thereto (including, but not limited to, subscription fees paid by users of any service relating to such games, contests and other competitions), less the direct expenses specifically related thereto (such as prizes, license fees to teams, leagues and/or broadcasters and credit card fees), without deduction for any operating expenses related thereto; provided that any fees paid to Licensee's Affiliates shall not be subtracted from gross revenue in order to determine Gross Profit.

                  "Handle" means the total amount Wagered by players by means of the Licensed Technology and/or through the System employing the Licensed Technology, in whole or in part, without deduction for any payments or expenses other than credit card fees.

                  "Hold" means the Handle minus the amount paid out to winners of Wagers that have been decided at the time of computation of the Hold, but without deduction for any other payments or expenses other than credit card fees.

                  "Improvement" means any modification of, or Enhancement to, the Licensed Technology conceived by Licensor or Licensee during the Term, which is useable by Licensee in the Field of Use.

                  "Licensed Software" means the software described in Exhibit C attached hereto in Object Code form including all modifications, Improvements and Enhancements thereto in accordance with this Agreement in order to provide the functionality in substantially the form described in Exhibit C.

                  "Licensed Technology" means the Patents, Technical Information and Licensed Software.

                  "Lotteries" means games of chance in which (i) players select or are given entries from among a series of choices and (ii) winners or winning entries are selected at random or on a basis that cannot be controlled by the players.

                  "NDA" means those certain Non-Disclosure Agreements by and between each of Prisma Sports & Media AG and En Passant Ltd., and Licensor dated September 30, 1999, as the same may be amended or modified from time to time.

                  "Object Code" means a form of software code resulting from the translation or processing of a computer program in Source Code form by a computer into machine language or intermediate code, which thus is in a form that would not be convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer and has been compiled using a known, commercially available and current (but not necessarily the latest) version program.

                  "Patents" means the United States and foreign patents and applications owned by Licensor and listed or described on Schedule 1 hereto which are applicable to the Licensed Technology and any patents issued during the Term pursuant to such patent applications, and all continuations, continuations-in-part, divisions, reissues, and re-examinations thereof that are applicable to the Licensed Technology.

                  "Products" means the Licensed Software and the Documentation provided to Licensee by Licensor pursuant to this Agreement.

                  "Project" means certain modifications to the Licensed Technology that are required in order to meet the Functional Requirements and the Milestones (as defined herein).

                  "Proprietary and Confidential Information" means (a) the Licensed Technology and any and all elements thereof, and (b) all other information relating to Licensor's or Licensee's business or affairs, including, but not limited to, technical or nontechnical data, formulae, tools, patterns, plans, compilations, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, players or suppliers, marketing plans and business strategies; provided that, Proprietary and Confidential Information shall not include information that the receiving party can demonstrate (i) is or has become generally available to the public other than as a result of unauthorized disclosure by the receiving party or persons to whom the receiving party has made such information available; (ii) was available to the receiving party on a non-confidential basis prior to receipt thereof from the disclosing party as evidenced by written or other tangible documentation or other evidence in receiving party's files prior to the Effective Date, or is received thereafter by the receiving party from a third party lawfully entitled to such information without continuing restrictions on the use thereof; (iii) is required to be disclosed pursuant to a requirement of a court or government agency or in connection with judicial or governmental proceedings; provided, however, that, prior to any disclosure pursuant to this clause (iii), the party required to disclose the information shall have given notice to the other party of any proposed disclosure and given the other party a reasonable opportunity to interpose an objection or obtain a protective order, requiring that the Proprietary and Confidential Information to be disclosed be used only for the purposes for which the order was issued, or in connection with such judicial proceedings, as applicable, or (iv) is approved for release or disclosure in writing without restriction by disclosing party's authorized representative.

                  "Software Defect" means a defect in the Licensed Software which renders the System on which the Licensed Software is being utilized, or the Licensed Software, unusable in a live environment for the acceptance and processing of Wagers or other Transactions.

                  "Source Code" means native language program that will be compiled or assembled by a commercially available and current (but not necessarily the latest) version program and, to the extent that the following documentation is in existence as of the Effective Date and as such documentation may be changed to reflect the modifications, Enhancements and Improvements required by the Project: system level documentation, including definitions, screen layouts, naming conventions, database layouts, libraries, flow charts, algorithms, processes, methodologies, logic diagrams, formulas and other related materials that are necessary to provide sufficient information to enable a skilled programmer/analyst to understand the program logic and perform maintenance and make enhancements to the program.

                  "System" and "System Environment" means the hardware and operating system software selected by Licensee after consultation with Licensor, as the same may be modified from time to time as necessary to meet the Functional Requirements.

                  "Technical Information" means know-how, trade secrets, and technical data not commonly known and used relating to the Licensed Technology and the System or System Environment, that is required or useful in order to use the Licensed Technology, and which Technical Information is in the possession of Licensor on the Effective Date and any time thereafter.

                  "Territory" means the United States and its territories, except that Licensor reserves the right for itself and its licensees to use the Licensed Technology for Wagering solely within the State of Nevada in such manner as to prohibit any access from any jurisdiction outside the State of Nevada.

                  "Transactions" means any transactions, other than Wagers, for which Licensee is using the Licensed Technology or for which the Licensed Technology is useable.

                  "Wagers" (including the correlative terms Wagering, Wagered, and the like) means all transactions considered to be wagers by the Governmental Regulatory Requirement of any relevant jurisdiction, other than Lotteries.

                  "Warrant Agreement" means that certain Warrant Agreement dated as of the date hereof issued by Licensor to Licensee or any of Licensee's Affiliates.

                  Section 2.2. Additional Definitions.

                  In addition to the foregoing defined terms, the following terms are defined in the section listed opposite such term:


                  Defined Term                            Section Reference
                  ------------                            -----------------
                  "AAA"                                   15.19
                  "Acceptance"                            4.4
                  "Acceptance Notice"                     4.4
                  "Acceptance Testing"                    4.4
                  "Bankruptcy"                            7.2(b)(iii)
                  "Bonus"                                 5.10
                  "Carry Forward Amount"                  5.4
                  "Concept Notice"                        4.3
                  "Concept Testing"                       4.3
                  "Default"                               7.2(b)
                  "Deliverables"                          4.2
                  "Early Deliverables"                    5.10
                  "Effective Date"                        Introductory Paragraph
                  "Enhancements"                          4.10
                  "Escrow Agent"                          5.6
                  "Escrow Agreement"                      5.6
                  "Escrow Account"                        5.6
                  "First Year Minimum"                    5.2(a)
                  "FOURS Software"                        4.8
                  "Functional Requirements"               4.2
                  "Future Minimum"                        5.2(c)
                  "Indemnified Claim"                     11.3
                  "Indemnified Party"                     11.3
                  "Indemnifying Party"                    11.3
                  "Infringement Claim"                    11.1
                  "License"                               3.1(a)
                  "Licensee"                              Introductory Paragraph
                  "Licensor"                              Introductory Paragraph
                  "Milestones"                            4.2
                  "Minimum"                               5.2(c)
                  "Percentage Fee"                        5.3
                  "PRMs"                                  4.6
                  "Second Year Minimum"                   5.2(b)
                  "Selling Shareholders                   2.1
                  "Software Escrow Agent"                 Article 13
                  "Software Warranty Services"            10.1
                  "Taxes"                                 5.8
                  "Term"                                  7.1
                  "Testing"                               4.2
                  "Warranty Period"                       8.6

                                  ARTICLE THREE

                                GRANT OF LICENSE

                  Section 3.1. Scope of License.

                  (a) Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, an exclusive license (the "License") to use the Licensed Technology, in the Field of Use, within the Territory and at the Designated Locations.

                  (b) The Licensee shall not, directly or indirectly, use the Licensed Technology to accept Wagers from any person known to Licensee after reasonable inquiry to be located in any jurisdiction from which, to the best of Licensee's knowledge after reasonable inquiry, it is illegal to do so or in any other way that, to the best of Licensee's knowledge after reasonable inquiry, is not permitted by the laws of any relevant jurisdiction. As used herein "reasonable inquiry" means Licensee's reasonable efforts consistent with standards prevailing in the industry and the then currently available technologies, to determine the location of a person placing a Wager.

                  (c) Use of the Licensed Software shall consist of either copying any portion of the software programs from storage units or media into a central processing unit, or the processing of data with the programs, or both.

                  (d) Except as otherwise specifically permitted herein, Licensee shall not sell, assign, distribute, provide, license, sub-license, lease, sublease, or grant any right to use, or otherwise transfer the Licensed Technology or the Products, directly or indirectly, to or through third parties, other than to players or other persons intending to make or place Wagers or other Transactions legally through means of the Licensed Technology and/or the Licensee's System, utilizing the Licensed Software.

                  (e) During the Term, Licensor covenants and agrees to pay all filing and maintenance fees relating to the Patents in the jurisdictions set forth on Schedule 1 hereto. Licensor shall, upon the written request of Licensee, file and use commercially reasonable efforts to prosecute the Patents in any jurisdictions not set forth on Schedule 1, as Licensor may be so requested by Licensee, provided that Licensee agrees to pay all reasonable out-of-pocket expenses in connection therewith, including but not limited to, filing fees, legal and other fees of prosecuting the Patents and, if any such Patents are issued, all maintenance fees related thereto.

                  Section 3.2. Copying Rights.

                  Licensee may copy, duplicate or reproduce the Products and the Technical Information as many times as the Licensee, in its reasonable discretion, deems necessary, consistent with reasonable business requirements, in its use of the Licensed Technology, including for backup, test, archival or disaster recovery purposes. Any copy which Licensee makes of the Products or Technical Information, in whole or in part, is, and shall remain, the property of Licensor. Licensee shall reproduce and include in their entirety and without alteration, Licensor's patent numbers, copyright, trademark and other proprietary rights notices on any copy of any Product or Technical Information, in the manner designated by Licensor from time to time by notice to Licensee.

                  Section 3.3. Reservation of Rights.

                  The Products and Licensed Technology are the sole and exclusive property of Licensor. Licensor reserves all rights not expressly granted pursuant to this Agreement, including without limitation, all rights to derivative works (as defined under any relevant intellectual property law) in and to the Products and Licensed Technology. This Agreement is not a sale of the Products or Licensed Technology or any copy or part thereof, and Licensee shall have no title to or ownership interest in the Products or Licensed Technology, or any copies or part thereof, regardless of the form in which the original and any copies may exist. Licensee acknowledges that the Products are protected by patent, trademark and copyright law, including international treaties, and other laws protecting intellectual property.

                  Section 3.4. Prohibited Actions by Licensee.

                  Licensee shall not (i) decompile, disassemble, reverse-assemble, analyze or otherwise examine the Licensed Technology for reverse engineering thereof or any similar purpose, (ii) copy or otherwise duplicate the Licensed Technology except as permitted in this Agreement, or
(iii) modify the Licensed Technology in any manner except as specifically permitted by Licensor. Any modification of the Licensed Technology by any person other than Licensor, or otherwise approved by Licensor, shall immediately terminate any warranty issued by Licensor with respect to the Licensed Technology.

                  Section 3.5. Confidentiality.

                  (a) Each party hereto acknowledges that the Proprietary and Confidential Information of the other party or its Affiliates constitutes valuable assets and trade secrets of the other party and its Affiliates, has not been published and is protected by civil and criminal law and that the use and disclosure thereof must be carefully and continuously controlled. Accordingly, during the Term of this Agreement and at all times thereafter, each party agrees that:

                      (i) it will hold the other party's Proprietary and Confidential Information in strict confidence and will use commercially reasonable efforts to protect such Proprietary and Confidential Information from any use, reproduction, publication, disclosure, or distribution except as specifically authorized by this Agreement;

                      (ii) it will not, and will cause its directors and officers, and will use it best efforts to cause its employees not to, sell, lease, sublease, license, sublicense, assign, transfer, distribute, disclose or grant any right to use or otherwise make available any Proprietary and Confidential Information of the other party, or the benefit thereof, to others, except as authorized by the terms and conditions of this Agreement. Each party will also use commercially reasonable efforts to cause its agents and representatives not to, sell, lease, sublease, license, sublicense, assign, transfer, distribute, disclose or grant any right to use or otherwise make available any of the other party's Proprietary and Confidential Information, or the benefit thereof, to others, except as authorized by the terms and conditions of this Agreement;

                      (iii) it will not remove or permit to be removed from any item embodying the other party's Proprietary and Confidential Information any notice placed thereon indicating the confidential nature and/or the proprietary right of the other party in such items;

                      (iv) it will honor, reproduce and include the patent, trademark and copyright notices and other proprietary notices (in the form reasonably specified by the party which owns such patents, trademarks and copyrights) on all copies, in any form, including partial copies and excerpts, of the Proprietary and Confidential Information of the other party;

                      (v) it will (A) limit access to the other party's Proprietary and Confidential Information to those of its directors, officers, employees, agents, representatives, consultants and, it the case of Licensee, its sublicensees in connection with their employment or sublicense, who have a need to use the Proprietary and Confidential Information for the purposes intended under this Agreement in connection with their employment, (B) prohibit access to the other party's Proprietary and Confidential Information by any third party without the prior written consent of the party owning such information and (C) require the foregoing persons to execute nondisclosure agreements to the same effect as this Section 3.5 in all material respects; and

                      (vi) in the event the other party becomes aware that any person or entity (including, but not limited to, any of its employees) is taking, threatens to take or has taken any action which would violate any of the foregoing provisions were that person or entity a party to this Agreement, such party shall promptly and fully advise the other party (with written confirmation as soon as practicable thereafter) of all facts known to such party concerning such action or threatened action. Neither party shall in any way aid, abet or encourage any such action or threatened action. Each party shall use commercially reasonable efforts to prevent such action or threatened action, including, but not limited to, assigning any cause of action it may have related to the violation of the foregoing provisions to the other party, and each party shall do all reasonable things and to cooperate in all reasonable ways in this regard as may be requested by the other party. Should either party request the assistance of the other party regarding a violation of this Section 3.5 by someone other than an employee or agent of such party, the other party shall reimburse the party making such request for its reasonable expenses in connection with such assistance.

                  (b) Each party's commercially reasonable efforts and obligations as provided in this Section 3.5 shall mean employing procedures with respect to the Proprietary and Confidential Information which are no less restrictive than the strictest procedures established or employed by that party to protect its own Proprietary and Confidential Information.

                  Section 3.6. Responsibility for Consultants and Sublicensees; Patent Assignment Agreements.

                  Each party shall be responsible for the activities of the consultants retained by such party in connection with the performance of this Agreement and, in the case of Licensee, its sublicensees, in the event that any such consultants or sublicensees violate the terms of the non-disclosure agreements contemplated by Section 3.5(a)(v) or any other provision of this Agreement. Licensor agrees to cause its officers, employees and consultants to sign agreements by which such officers, employees and consultants agree, among other things, to assign to Licensor any inventions conceived in connection with their employment or retention by Licensor, which agreements shall be in substantially the form heretofore provided to Licensee.

                  Section 3.7. Sublicensing Rights.

                  Licensee shall have the right to sublicense the Licensed Technology to any person or entity in the Territory, subject to the following conditions:

                  (a) If such sublicense is to an Affiliate of Licensee, the fees payable to Licensor by Licensee (calculated on a Percentage Fee basis) shall be equal to the fees payable to Licensor (calculated on a Percentage Fee basis) had the sublicense not been granted and the activity for which the sublicense was granted had been conducted directly by the Licensee.

                  (b) If such sublicense is to a non-Affiliate of Licensee, the fees payable to Licensor by Licensee (calculated on a Percentage Fee basis) shall be no less that 85% of the fees payable to Licensor (calculated on a Percentage Fee basis) had the sublicense not been granted and the activity for which the sublicense was granted had been conducted directly by the Licensee.

                  (c) All such sublicenses shall contain provisions relating to inspection of records and audit rights substantially the same in all material respects as those contained in Article Six hereof; such sublicenses shall not be assignable or further sublicensable without the prior written consent of Licensor; and such sublicenses shall be specifically subject to the provisions of this License Agreement.

                  (d) Copies of all such sublicenses shall be provided to Licensor promptly after execution thereof; in the event that a sublicense contains terms and conditions that are not related to the subject matter of this License, such provisions may be redacted prior to giving copies thereof to Licensor.

                  (e) All sublicenses shall contain provisions similar in all material respects to those contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 6.1, 6.2, 10.3, 11.2, 12.1, 12.2, and shall be specifically subject to the terms of this Agreement.

                  (f) At Licensor's request, Licensee shall, at Licensee's sole cost and expense, use commercially reasonable efforts to enforce the provisions referred to in clause (e) above of all sublicenses.

                  Section 3.8. Use of SportXction Mark.

                  At the request of Licensee, Licensor shall grant to Licensee without payment of any additional fee, the right to use the mark "SportXction" in connection with the use of the Licensed Technology.

                                  ARTICLE FOUR

                   EMPLOYMENT AGREEMENTS; PRODUCT DEVELOPMENT;
                             PROJECT REVIEW MEETINGS

                  Section 4.1. Employment Agreements.

                  Upon execution of this Agreement, Barry Mindes and Bernard Albanese shall have executed employment agreements with Licensor which employment agreements shall (a) be for a term ending no sooner than the scheduled date for delivery of the last Milestone set forth in Exhibit D, (b) contain provisions prohibiting Mr. Mindes and Mr. Albanese from competing with the business of Licensor and Licensee during the term of their respective employment agreements and until the later to occur of three years from the Effective Date or one year following the termination or nonrenewal of such employment agreement and (c) such other provisions as the parties thereto may agree.

                  Section 4.2. Project Development.

                  The Project Functional Requirements ("Functional Requirements") attached hereto as Exhibit C describe criteria, characteristics and specifications of performance which the Licensee and the Licensor have negotiated and to which the Licensee and Licensor have agreed relating to the Licensed Software. The Deliverable Milestones ("Milestones") attached hereto as Exhibit D contain the estimated dates, which Licensee and Licensor have negotiated and to which Licensee and Licensor have agreed, by which the deliverables described therein ("Deliverables") are to be delivered. Licensor shall use all resources reasonably required to meet each of the agreed upon Milestones described in Exhibit D. After delivery of Deliverables required for each Milestone, the Deliverables shall be installed and subjected to Concept Testing, Acceptance Testing and Beta Testing (collectively "Testing") as hereinafter described. The time required for installation and Testing of the Deliverables and training and support by Licensor is not included in the estimated delivery dates set forth on Exhibit D. The period of time during which Licensor is involved in such installation, Testing, training and support shall be added to the time period allowed for completing any Milestone.

                  Section 4.3. Proof of Concept.

                  Upon modification of the existing Licensed Software in order to meet the Functional Requirements in accordance with each of the Milestones, the Licensed Software as so modified will be subjected to proof of concept testing ("Concept Testing") in accordance with a System Concept Protocol to be mutually agreed upon by the parties. Licensor shall give notice to Licensee (the "Concept Notice") advising Licensee of the date Licensor and Licensee jointly shall perform Concept Testing thereof, at Licensor's facility, in order for Licensee, in the exercise of its reasonable judgment, to determine whether or not such Licensed Software, as modified, meets the Functional Requirements required by the applicable Milestone in all material respects. Licensee shall have its representatives present at Licensor's facility to observe such Concept Testing. If the Licensed Software, as modified, fails to pass the Concept Testing, Licensor shall further modify such Licensed Software so that it meets the Functional Requirements required by the applicable Milestone in all material respects and passes the Concept Testing. In the event that Licensee believes that the Licensed Software does not pass the Concept Testing because it does not meet the Functional Requirements required by any Milestone, Licensee shall within five (5) days after such Concept Testing give written notice to Licensor describing in reasonable detail the reasons why the Functional Requirements of the applicable Milestone have not been met. Licensor shall repeat the foregoing process until the modifications to the Licensed Software pass the Concept Testing. Upon passing the Concept Testing, Licensee and Licensor shall each sign a document stating that the Concept Testing has been passed.

                  Section 4.4. Acceptance Testing.

                  Upon passing the Concept Testing referred to in Section 4.3, Licensor shall send that number of the members of Licensor's technical staff as Licensor and Licensee shall mutually agree, to the facility designated by Licensee for the purpose of installing the applicable Licensed Software on the System provided by Licensee. Prior to installation of the Licensed Software, Licensee shall demonstrate to Licensor's reasonable satisfaction that all equipment, communications, interfaces, facilities and other necessary System adjuncts provided by Licensee are properly sized, installed, configured and operating. Licensor shall install the Licensed Software on the System and System Environment provided by Licensee. After installation of the applicable Licensed Software, the Licensed Software will be subjected to acceptance testing ("Acceptance Testing") in accordance with a System Acceptance Protocol to be mutually agreed upon by the parties. Licensor shall give notice to Licensee (the "Acceptance Notice") advising Licensee that the System is ready for Licensee to perform Acceptance Testing thereof in order for Licensee, in the exercise of its reasonable judgment, to determine whether or not such Licensed Software, as installed into the full System and System Environment with interfaces to third party applications and other software systems as set forth in the Functional Requirements and accessible by Licensee's end users, meets the Functional Requirements required by the applicable Milestone in all material respects. Representatives of the Licensee shall be present to observe such Acceptance Testing. If the Licensed Software, as installed into the full System and System Environment as provided above, fails to pass the Acceptance Testing, Licensor shall further modify such Licensed Software so that it meets the Functional Requirements required by the applicable Milestone in all material respects and passes the Acceptance Testing. In the event that Licensee believes that the Licensed Software does not pass the Acceptance Testing because it does not meet the Functional Requirements required by any Milestone, Licensee shall within five (5) days after such Acceptance Testing give written notice to Licensor describing in reasonable detail the reasons why the Functional Requirements of the applicable Milestone have not been met. Licensor shall repeat the foregoing process until the modifications to the Licensed Software pass the Acceptance Tests. The Licensed Software, as so modified, shall be deemed to be accepted in connection with each Milestone (each, an "Acceptance") when Licensee, in good faith and in its reasonable judgment, applying general computer software industry standards, determines that the Functional Requirements required by the applicable Milestone have been proven in all material respects. Upon passing the Acceptance Testing, Licensee and Licensor shall each sign a document stating that the Acceptance Testing has been passed. Any use of the Licensed Software by

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

Licensee for any commercial purpose other than testing shall be deemed to be Acceptance.

                  Section 4.5. Beta Testing.

                  Upon passing the Acceptance Testing referred to in Section 4.4, Licensee shall, at its sole cost and expense, perform all such Beta Testing and provide Licensor with all data reflecting the results thereof. At least ten
(10) days prior to commencement of Beta Testing, Licensee shall give written notice to Licensor of the date on which such Beta Testing shall begin. Licensor may have its representatives present at Licensee's facility to observe the conduct of the Beta Tests. If in the course of such Beta Testing, "bugs" or other problems with the Licensed Software appear, Licensee shall give notice to Licensor and Licensor shall remedy such bugs or other problems in the following manner: (a) if the bug or problem is a recurring problem but is not reproducible by Licensee, Licensor shall render reasonable assistance to Licensee in locating it; (b) if the bug or problem is a Software Defect that is recurring and is reproducible, Licensor shall, as promptly as is practicable, (i) determine the cause of the Software Defect, (ii) develop the means for curing such Software Defect and (iii) implement the cure, and (c) if the bug or problem does not impede use of the Licensed Software in a material manner, Licensee and Licensor shall mutually determine in their good faith judgment, applying computer software industry standards, whether Licensor shall correct the bug or problem,
(i) in the manner as set forth in clause (b) above or (ii) in a subsequent release of the Licensed Software.

                  Section 4.6. Project Review Meetings.

                  Licensor shall conduct Project Review Meetings ("PRMs") at Licensor's headquarters with Licensee and its representatives at least monthly. At each PRM, there will be detailed reviews of process, issues, scheduling and Deliverables or system components. In the event that any material Deliverables set forth in the applicable Milestone have not been delivered in all material respects, Licensor will consult with the Licensee in order to establish means of achievement of the Milestone. If, not less than 90 days after the Milestone, such Deliverable has not been delivered, Licensee may, at Licensee's sole cost and expense, retain a consultant, reasonably acceptable to Licensor, to assist Licensor in preparing the Deliverables so that they may meet the applicable Functional Requirement in all material respects. In connection with assistance provided by any consultant retained by Licensee as herein provided, Licensor agrees to make available to such consultant, for use only at Licensor's facility, the Source Code for the portion of the Licensed Technology with respect to which such consultant is rendering assistance, provided that such consultant signs a confidentiality agreement to the same effect as provided in
Section 3.5 hereof. Licensor further agrees to cooperate with and provide reasonable assistance to such consultant to the extent necessary in preparing the Deliverables so that they may meet the applicable Functional Requirement in all material respects.

                  Section 4.7. Consultation.

                  Upon request of Licensee, Licensor will advise and consult with Licensee on matters relating to the use of the Licensed Software for Wagering, Transactions, contests and competitions involving sports.

                  Section 4.8. FOURS Software.

                  Not less than 90 days prior to the date scheduled for delivery of the modifications to the Licensed Software described in Milestone C, Licensee shall give written notice to Licensor advising Licensor whether or not Licensee intends to use the Licensed Software as proposed to be modified with respect to Wagering on FOURS ("FOURS Software"). If Licensee advises Licensor that Licensee intends to use the FOURS Software, Licensor shall use commercially reasonable efforts to modify the Licensed Software to meet the applicable Milestone for Wagering on FOURS. If Licensor develops the FOURS Software at the request of Licensee as aforesaid, Licensor shall be entitled to the Percentage Fee relating to FOURS, whether or not Licensee uses the FOURS Software alone, in combination with any other Software, or does not use the FOURS Software developed by Licensor. If Licensee advises Licensor that Licensee will not use the FOURS Software developed by Licensor, Licensor shall be relieved of any obligations to develop the FOURS Software, without any reduction in any of the Fees payable to Licensor hereunder. If Licensee does not so advise Licensor that Licensee intends to use the FOURS Software, then Licensor shall be under no obligation to modify the Licensed Software to meet the applicable Milestone for Wagering on FOURS and Licensee shall be under no obligation to pay any fees to Licensor with respect to Wagering on FOURS, provided that no portion of the Licensed Technology is used in connection with Wagering or other Transactions relating to FOURS.

                  Section 4.9. Training and Documentation.

                  (a) Licensor shall provide training and support services to Licensee at the time, place and in the manner mutually agreed by the parties.

                  (b) Licensor shall provide to Licensee the Documentation and any changes thereto prepared in order to reflect the modifications, Enhancements and Improvements required by the Project including but not limited to user level documentation that contains sufficient definitions, user instructions, screen layouts, functional descriptions of the Licensed Software, operating instructions and examples of common business solutions to enable a user to use the program for its intended purposes.

                  Section 4.10. Enhancements.

                  Upon the request of Licensee, Licensor shall use commercially reasonable efforts, consistent with its other business commitments and consistent with the efficient and expeditious consummation of the Project, to design, develop and provide enhancements to the Licensed Software in addition to the Milestones set forth in the Functional Requirements ("Enhancements"), provided that the design and development of such Enhancements do not unreasonably interfere with Licensor's ability to meet the Milestones and if requested, install such Enhancements on the Licensee's operating system, at a fee of $150 per man hour during the first year after the Effective Date, which hourly rate may be increased by Licensor annually thereafter to no more than 105% of the hourly rate existing during the prior year, plus reasonable travel, living and communications expenses if Licensor's employees or representatives are requested to be present at any facility of Licensee. All such Enhancements shall remain the property of Licensor but shall be deemed Licensed Software hereunder. The Licensee acknowledges that development of any such Enhancements are likely to adversely impact the estimated delivery dates set forth in the Milestones. If Licensor is unable or unwilling to design, develop or provide such Enhancements, Licensee may, at Licensee's sole cost and expense, engage a consultant to do so and Licensor agrees to render reasonable assistance to such consultant in connection therewith, provided that such activities do not unreasonably interfere with Licensor's ability to meet the Milestones.

                                  ARTICLE FIVE

                                     PAYMENT

                  Section 5.1. General.

                  In consideration for the grant of the License with respect to the Licensed Technology, Licensee shall pay to Licensor the greater of the Minimum or the Percentage Fees, each as described below:

                  Section 5.2. Minimum.

                  (a) For the period from the Effective Date through February 15, 2001, Licensee shall pay to Licensor at the rate of $3 million per annum (the "First Year Minimum"), payable as follows: (i) $500,000 for the period from the Effective Date through May 15, 2000 plus $750,000 for the three-months commencing May 16, 2000, and (ii) $750,000 for each of the three-month periods commencing on August 16 and November 16, 2000, in the manner provided in Sections 5.5 and 5.6.

                  (b) For the 12-month period from February 16, 2001 through February 15, 2002, the Licensee shall pay to Licensor a minimum of $5,000,000 (the "Second Year Minimum") payable at the rate of $1,250,000 on the 16th day of February, May, August and November, 2001, in the manner provided in Sections 5.5 and 5.6.

                  (c) For the 12-month period commencing on February 16, 2002, and each 12-month period thereafter during the Term, the annual minimum ("Future Minimum") shall increase to 120% of the Minimum that was paid or payable to Licensor during the prior 12-month period. (For example, the Minimum for the 12-month period from February 16, 2002 through February 15, 2003 shall be $6,000,000 (120% of $5,000,000), and the Minimum for the 12-month period beginning February 16, 2003 and ending February 15, 2004 shall be $7,200,000, and so on, throughout the Term unless and until this Agreement is terminated as herein provided). (The First Year Minimum, Second Year Minimum and Future Minimums are collectively referred to as the "Minimums" and individually sometimes referred to as a "Minimum"). Each Minimum shall be paid to Licensor at the rate of one-quarter of the total amount of such Minimum on the 16th day of

February, May, August and November of each calendar year in the manner provided in Sections 5.5 and 5.6.

                  Section 5.3. Percentage Fee.

                  Licensee shall pay to Licensor the aggregate percentage fee calculated as set forth in Sections 5.3(a), (b), (c) and (d) (collectively the "Percentage Fee") described below, to the extent that for each three-month period commencing on and after February 16, 2001, the Percentage Fee calculated on a cumulative basis, reduced by the amount that the Carry Forward Amount, if any, exceeds the Minimum paid or payable for the relevant three-month period. The Percentage Fee, if any, shall be paid to Licensor on the tenth business day following the end of each calendar quarter, with respect to the calendar quarter immediately preceding the date such payment is due.

                  (a) Percentage Fee - Wagering (other than FOURS). With respect to all revenue generated by or for the benefit of Licensee, any of its Affiliates or any of its sublicensees, directly or indirectly, from Wagering activities utilizing the Licensed Technology, in whole or in part, other than Wagering on FOURS as described below, the Percentage Fee shall be the lesser of
(i) 25% of the Hold, or (ii) 1% of the Handle.

                  (b) Percentage Fee - Wagering on FOURS. With respect to all revenue generated by or for the benefit of Licensee, any of its Affiliates or any of its sublicensees, directly or indirectly, from Wagering relating to FOURS, utilizing the Licensed Technology, in whole or in part, the Percentage Fee shall be the lesser of (i) 17 1/2% of the Hold or (ii) 0.7% of the Handle; provided, however, that (except as provided in Section 4.8) in the event that the Licensed Technology is not used in whole or in part in connection with Wagering on FOURS, Licensor shall not be entitled to receive a Percentage Fee with respect thereto.

                  (c) Percentage Fee - Non-Wagering. With respect to all revenue generated by or for the benefit of Licensee, any of its Affiliates or any of its sublicensees, directly or indirectly, from (i) games, contests or other competitions (including, but not limited to, FOURS) not involving Wagering and
(ii) subscription fees paid by users or players, in each case, utilizing the Licensed Technology, in whole or in part, the Percentage Fee shall be 25% of the Gross Profit related thereto; provided, however, that in the event that the Licensed Technology is not used in whole or in part in connection with any of the revenue generating activities set forth in clause (i), (ii) and (iii) above, Licensor shall not be entitled to receive a Percentage Fee with respect thereto.

                  (d) Percentage Fee - Advertising, Merchandising and the like. With respect to all revenue from advertising and merchandising and all other revenue related to Wagering, including Wagering on FOURS, and/or non-Wagering activities (but not including revenue generated as described in subclauses (a), (b) and (c) of this Section 5.3) generated by or for the benefit of Licensee, any of its Affiliates or any of its sublicensees, directly or indirectly, through the use of the Licensed Technology, in whole or in part, the Percentage Fee shall be 25% of the Gross Profit related thereto.

                  Section 5.4. Credit for Minimum.

                  For each 12-month period commencing after February 15, 2001 that the Licensee is not required to pay a Percentage Fee because the Percentage Fee as calculated in Sections 5.3(a), (b), (c) and (d) above is not in excess of the Minimum for that 12-month period, the Licensee shall be permitted to carry forward the difference between the Minimum and the Percentage Fee (the "Carry Forward Amount"). The Carry Forward Amount may be used by Licensee to reduce future Percentage Fees that are payable to Licensor hereunder, provided that in no event shall Licensor be paid less than (i) the relevant Minimum with respect to any 12-month period or (ii) the relevant portion of the Minimum payable with respect to any three-month period within any 12-month period.

                  Section 5.5. Initial Payment.

                  On the Effective Date, Licensee shall pay to Licensor $1,250,000, which amount covers the period from the Effective Date through August 15, 2000.

                  Section 5.6. Escrow.

                  Licensee has deposited with Citibank N.A., New York, New York (the "Escrow Agent") into an escrow account (the "Escrow Account"), the Minimum fee for the 12-month period commencing on August 16, 2000 and ending August 15, 2001. The Agreement among the parties and Citibank N.A. by which the Escrow Account was set up is referred to as the "Escrow Agreement." Commencing on August 16, 2000 and the 16th day of November, February and May thereafter during the Term, (a) the portion of Minimum fee for the forthcoming three-month period shall be paid to Licensor, without any requirement for notice to Licensee, out of the Escrow Account in accordance with the terms of Section 5.2 of this Agreement and the Escrow Agreement, and (b) the Licensee shall deposit into the Escrow Account an amount equal to the portion of Minimum fee for the quarter commencing one year after the date such deposit into the Escrow Account is to be made, such that the Escrow Account shall always contain the Minimum fee due to Licensor for the ensuing 12-month period. The parties shall cause the escrow agent to invest the funds held in escrow as mutually agreed. All interest earned on the amount in escrow, after payment of the fees of the escrow agent, shall be paid to Licensee. Licensee shall continue to deposit sums into the Escrow Account in accordance with Section 5.2 and the Escrow Agreement, unless (i) Licensor is subject to Bankruptcy, (ii) Licensee has been issued an arbitral award stating that Licensor is in Default as provided in Section 7.2, or (iii) this Agreement has been terminated as herein provided.

                  Section 5.7. Immediately Available Funds.

                  All payments made to Licensor by Licensee or the escrow agent, or by Licensee into the Escrow Account, shall be wire transferred in U.S. dollars, in immediately available funds, to an account designated by Licensor, or the escrow agent, as the case may be.

                  Section 5.8. Taxes.

                  Licensee shall be responsible for payment of all franchise, sales, use, property, excise, value-added, or other federal, state, municipal or local taxes (other than gaming taxes) imposed by or pursuant to, any Governmental Regulatory Requirements, relating to the Licensed Technology, the System and/or the License, or use thereof or the activities contemplated by this Agreement ("Taxes") except for (i) Taxes based solely on Licensor's net income and (ii) any Taxes directly related to Wagering. Licensor and Licensee shall each pay their proportionate share of any Taxes directly related to Wagering and any gaming Taxes, calculated in the manner described set forth on Exhibit E. If Licensor is required to pay any Taxes based upon the License granted hereunder or on Licensee's use of the Licensed Technology, Documentation, hereunder or otherwise (in each case, other than its proportionate share of Taxes calculated as set forth on Exhibit E hereto), then the amount of such Taxes shall be billed to and paid by Licensee. If Licensee is required by law to withhold from any amount owed or payable to Licensor, Licensee shall withhold any amount required to be withheld and shall pay such amount to the applicable tax authority when due and provide Licensor with an original receipt or other reasonable evidence from such tax authority for the amount so withheld and paid.

                  Section 5.9. Interest Charge.

                  Any payments due under this Agreement which are not paid when due shall accrue interest at a rate of 12% per annum until such payments have been made.

                  Section 5.10. Bonus.

                  In the event that the Deliverables that are required to meet Milestone A have passed the required Concept Testing and Acceptance Testing prior to the date specified in Exhibit D therefor (such Deliverables, the "Early Deliverables"), Licensee shall pay Licensor a bonus (the "Bonus") calculated in the following manner. For each day prior to the Milestone A delivery date specified in Exhibit D that Licensor provides the Early Deliverables, Licensee shall pay to Licensor $5,000, up to a maximum of $600,000. Fifty percent (50%) of any such Bonus shall be paid to by Licensee to Licensor promptly after it is determined that it is due and payable in accordance herewith and fifty percent (50%) shall be paid 9 months thereafter.

                                  ARTICLE SIX

                        INSPECTION; RECORDS; AUDIT RIGHTS

                  Section 6.1. Inspection.

                  Licensor shall have the right to inspect any of Licensee's or any sublicensees premises, including without limitation, the Designated Locations, upon reasonable notice given and during normal business hours, to verify that the Licensed Technology is being used and protected as specified herein; provided that any such inspection shall not unreasonably disrupt any of Licensee's business activities; and provided further that any inspection of a sublicensee's premises shall be conducted through the Licensee (with Licensor's representatives having the right to participate in such inspection), all communications with such sublicensee shall be exclusively through the Licensee and Licensor shall have no direct communication with any such sublicensee.

                  Section 6.2. Royalty Reports.

                  (a) Commencing on the 25th day of May, 2001 and on the 25th day of July, November and February thereafter during the Term (i) Licensee shall, and shall contractually require all sublicensees to, furnish to Licensor, with respect to the three-month period immediately prior to the date of the statement, and for the 12-month period or portion thereof in question, on a cumulative basis, a written statement (certified by the Chief Financial Officer of Licensee or such sublicensee), in such form and with such detail as Licensor may reasonably require, setting forth (i) the Handle, Hold, Gross Profit generated during such quarter, as a result of the use of the System and/or and the Licensed Technology, or any part thereof, (ii) the calculation of, and method of calculating, the Percentage Fees and (iii) such other information relating to the computation of the fees owed to Licensor under this Agreement as Licensor may reasonably request from time to time. All such statements shall to the extent practicable be generated directly by the System or using the Licensed Software.

                  (b) Licensee shall, and shall contractually require all of its sublicensees to, keep accurate written records of all activities relating to the Handle, Hold, Gross Profit and calculation of the Percentage Fees. Such records shall be retained by Licensee or its sublicensees during the Term and for a period of at least two (2) years thereafter. Upon reasonable notice and during regular business hours, Licensee shall, and it shall contractually require its sublicensees to, make available such records for audit by Licensor or its representatives to verify the accuracy of the statements provided to Licensor; provided that any audit of a sublicensee shall be conducted through the Licensee, all communications with such sublicensee shall be exclusively through the Licensee and Licensor shall have no direct communication with any such sublicensee unless Licensee fails to fulfill the requirements of Section 3.7(f). In the event it is determined that the fees paid to Licensor hereunder were less than the fees to which Licensor was entitled as provided herein, Licensee shall immediately pay such fees plus interest as provided in Section 5.9, and Licensee shall pay all reasonable, out-of-pocket expenses of Licensor or its representatives relating to such audit, including, but not limited to the reasonable, out-of-pocket expenses of traveling to Licensee's or its sublicensees' facilities or otherwise, and reasonable, out-of-pocket living expenses while at Licensee's or its sublicensees' facility. In the event that, more than twice during the Term, it is determined that the fees paid to Licensor hereunder were less than 90% of the fees to which the Licensor was entitled in accordance with the terms of this Agreement, Licensee shall be deemed to be in material breach of this Agreement and Licensor, in addition to any other rights or remedies to which it is entitled, shall have the right to terminate this Agreement forthwith.

                                  ARTICLE SEVEN

                          TERM AND TERMINATION; DEFAULT

                  Section 7.1. Term.

                  This Agreement shall commence on the Effective Date and shall terminate upon expiration of the last to expire of the Patents (the "Term"). Upon the expiration of the Term of this Agreement in accordance with this
Section 7.1, Licensee shall hold a fully paid up exclusive license to the Licensed Technology in the Territory, in the Field of Use.

                  Section 7.2. Termination Events.

                  (a) Mutual Consent. This Agreement may be terminated at any time by mutual consent of the parties.

                  (b) Default. This Agreement may be terminated by either party upon written notice of termination for Default by the other party. A party shall be deemed to be in "Default" of this Agreement if: -------

                      (i) in the case of Licensee, Licensee fails to make any
                  payment to Licensor or into the Escrow Account, required by this Agreement when due, and such failure remains unremedied for a period of thirty (30) business days after written notice thereof is given by Licensor to Licensee; provided that if more than two payments required to be made by Licensee to Licensor hereunder during any year during the Term are not made when due, thereafter the notice period required by this
                  Section 7.2(b)(i) shall be reduced to five (5) days;

                      (ii) except as provided in Section 7.2(c), such party has
                  breached or otherwise failed to observe a material obligation imposed upon such party by this Agreement which if curable, has not been cured within thirty (30) days after written notice thereof has been given by the other party, unless such breach is not susceptible of being cured within thirty (30) days and such party has taken steps to cure such breach and is using diligent efforts to cure such breach, provided that in any event such breach has been cured within ninety (90) days after notice of such breach is given by the other party; or

                      (iii) such party shall have been subject to "Bankruptcy"
                  which shall mean, (A) the entry of a decree or order for relief of such party by a court of competent jurisdiction in any involuntary case involving such party under any bankruptcy, insolvency, or other similar law now or hereafter in effect; (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar agent for such party; (C) the filing with respect to such party of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 90 days or which is dismissed or suspended pursuant to Section 305 of the U.S. Bankruptcy Code (or any corresponding or comparable provision of any foreign, future federal or state bankruptcy or insolvency law); or (D) the commencement by such party of a voluntary case under any bankruptcy, insolvency, or other similar law now or hereafter in effect.

                  (c) Failure to Meet Milestones. In the event that Licensor has not provided a Deliverable by the date which is 90 days after the Milestone date for such Deliverable, Licensee may give notice to Licensor that Licensee desires, in accordance with the terms of Section 4.6 and at Licensee's sole cost and expense, to retain a consultant to assist Licensor in modifying the Licensed Software so that it meets the Functional Requirements required by the relevant Milestone. Licensor agrees, in accordance with the terms of Section 4.6, to cooperate with and provide reasonable assistance to such consultant to the extent necessary in preparing the Deliverables so that they may meet the applicable Functional Requirement in all material respects. In the event that Licensee elects to so retain a consultant, and at least 120 days after such consultant has been retained by Licensee and has provided assistance to Licensor, the Functional Requirements for the relevant Milestone still have not been met, the parties may renegotiate the terms of this Agreement or the Licensee may terminate this Agreement by giving not less than thirty (30) days prior written notice, provided that during such notice period, Licensor has not provided the relevant Deliverable to Licensee. In the event of such termination by Licensee, the Licensee shall not be entitled to a refund of any amounts previously paid to Licensor; provided, however, that Licensor has used all resources reasonably required to meet the applicable Functional Requirements required by the Milestone. In the event of a termination by Licensee pursuant to this Section 7.2(c), each party shall continue to be bound by the terms of the NDA. Notwithstanding anything to the contrary provided in this Agreement, the remedy set forth in this Section 7.2(c) shall be the sole and exclusive remedy of Licensee and sole liability of Licensor, for failure of Licensor to provide a Deliverable in accordance with any of the Milestones set forth in the Functional Requirements.

                  (d) By Licensee. Licensee shall have the right to terminate this Agreement in the event that:

                      (i) Licensee is enjoined from using any of the Licensed
                  Technology in any portion of the Territory resulting in a material adverse effect on Licensee's business, provided however that, in lieu of such termination, Licensee, at its option, may cease to use such Licensed Technology in such affected portion of the Territory and may obtain a reduction in the Minimum as shall be determined through agreement between the parties or, if no agreement can be reached, by arbitration as herein provided;

                      (ii) the Licensed Technology (other than any modification,
                  Enhancement or Improvement requested by Licensee or developed by Licensor in order to meet the Functional Requirements) is found, by a court of last resort not subject to appeal, to infringe the patent or other intellectual property rights of a third party; or

                      (iii) any of the Patents are held to be invalid or
                  unenforceable, provided that if any Patents or any specific claims in any such Patents are held to be invalid or unenforceable, but the Licensee is still able to make gainful use of the Licensed Technology, Licensee shall not have the right to terminate this Agreement.

                  (e) By Licensor. Licensor shall have the right to terminate this Agreement in the event that Licensee is in material breach of this Agreement and has failed after thirty (30) days written notice from Licensor to take active steps to cure such breach.

                  Section 7.3. Obligations Upon Termination.

                  Upon the effective date of termination of this Agreement for any reason, other than the expiration of the Term or pursuant to Section 7.1 herein, Licensee shall immediately (i) discontinue use of the Products and Licensed Technology and all portions thereof, and (ii) return to Licensor forthwith all such Products, Licensed Technology and all other Proprietary and Confidential Information of Licensor in its possession to Licensor, including all copies or partial copies thereof.

                                  ARTICLE EIGHT

                   REPRESENTATIONS AND WARRANTIES OF LICENSOR

                  Licensor represents and warrants to Licensee as follows:

                  Section 8.1. Power and Authority.

                  Licensor has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Licensor, constitutes the valid and binding agreement of Licensor and is enforceable against Licensor in accordance with its terms.

                  Section 8.2. Conflicting Instruments.

                  (a) The execution and delivery by Licensor of this Agreement does not, and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the articles of incorporation or by-laws of Licensor or (ii) conflict with or result in a breach of, create an event of default (or an event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Licensor is a party or by which Licensor is bound or affected.

                  (b) The execution and delivery by Licensor of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or require any registration, declaration or filing with or notice to, any court or pursuant to any statute, law, rule, regulation or ordinance applicable to Licensor; except that Licensor must give notice of the execution of this Agreement to the Nevada gaming authorities and provide them with a copy of this Agreement. There is no pending or, to the best knowledge of Licensor, threatened action, suit, proceeding or investigation against Licensor before or by any court or governmental body or agency (i) to restrain or prevent the consummation of the transactions contemplated by this Agreement or (ii) that might affect the rights of Licensor or Licensee in any material respect with respect to the License.

                  Section 8.3. Patents.

                  Schedule 1 sets forth a true and complete list as of the date of this Agreement of all patents, pending patent applications and applications therefor owned or filed by or licensed to Licensor and all jurisdictions wherein such patents have been granted, are pending or for which an application is being made.

                  Section 8.4. Title.

                  The Licensed Technology is original to, and was developed by, Licensor. Except as set forth in Exhibit F, Licensor has all right, title and interest in and to the Licensed Technology free and clear of all liens, charges, encumbrances and claims whatsoever and the Licensed Technology is not subject to any restriction with respect to its transferability pursuant to this Agreement. No third party, including any past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of Licensor has or shall have grounds for any claims against Licensor in respect of the ownership the Licensed Technology.

                  Section 8.5. Infringement.

                  Except as set forth in Exhibit F, there is no action, suit, claim, proceeding, inquiry or investigation pending or, to the best knowledge of the officers and directors of Licensor, threatened, against or affecting Licensor, either at law or in equity, or before or by any arbitrator or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign alleging that the Licensed Technology infringes the rights of third parties or is invalid or unenforceable, and none of the officers or directors of Licensor know of any basis for any of the foregoing.

                  Section 8.6. Conformity to Functional Requirements.

                  For one year following each Acceptance as obtained in accordance with the terms of Section 4.4 hereof (each a "Warranty Period"), the Licensed Software as so accepted and further modified in accordance with the terms of Section 4.5 hereof, under normal use and service on the System Environment, shall conform in all material respects to the Functional Requirements and shall contain no Software Defects that Licensor using commercially reasonable efforts and applying computer software industry standards cannot cure; provided however, that (i) the Licensed Software is used in conformity with Licensor's instructions and Licensee has installed the latest software update, work around, patch, correction or release supplied by Licensor,
(ii) Licensor will not be obligated to remedy any Software Defect caused by Licensee's or any third party's modification or misuse of the Licensed Software or any non-reproducible Software Defect and (iii) with respect to any non-reproducible Software Defect, this Section 8.6 shall in no way limit the obligations of Licensor set forth in Section 4.5 hereof. Notwithstanding anything to the contrary herein provided, Licensor shall have no responsibility or liability for defects in the System or System Environment provided by Licensee, defects in any telecommunications lines or facilities provided by or at the request of Licensee, the network or network design provided by Licensee on which the Licensed Software as modified in order to meet the Functional Requirements is intended to be installed and operated.

                  Section 8.7. SportXction.

                  Licensor warrants that the mark "SportXction" in the form attached as Exhibit G has been registered by the U.S. Patent and Trademark Office and is owned by Licensor.

                  Section 8.8. Limitation on Warranties.

                  Notwithstanding anything to the contrary herein provided, except as provided in Section 8.6, Licensor makes no representation or warranty with respect to any modification, Enhancement or Improvement to the Licensed Software made at the request of Licensee in order to meet the Functional Requirements or otherwise requested by Licensee, and Licensor makes no warranty with respect to any Licensed Technology relating to FOURS.

                                  ARTICLE NINE

                   REPRESENTATIONS AND WARRANTIES OF LICENSEE


                  Licensee represents and warrants to Licensor as follows:

                  Section 9.1. Power and Authority.

                  Licensee is a limited liability company duly organized under the laws of the State of Delaware. Licensee has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Licensee, constitutes the valid and binding agreement of Licensee and is enforceable against Licensee in accordance with its terms.

                  Section 9.2. Conflicting Instruments.

                  (a) The execution and delivery by Licensee of this Agreement does not, and the consummation of the transactions contemplated hereby will not
(i) violate any provision of the Certificate of Formation of Licensee or Limited Liability Company Agreement among the members of Licensee or (ii) conflict with or result in a breach of, create an event of default (or an event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Licensee is a party or by which Licensee is bound or affected.

                  (b) The execution and delivery by Licensee of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in a violation of, or require any authorization, approval, consent or other action by, or require any registration, declaration or filing with or notice to, any court or administrative or governmental body pursuant to any statute, law, rule, regulation or ordinance applicable to Licensee. There is no pending or, to the best knowledge of Licensee, threatened action, suit, proceeding or investigation against Licensee before or by any court or governmental body or agency (i) to restrain or prevent the consummation of the transactions contemplated by this Agreement or (ii) that might affect the rights of Licensor or Licensee in any material respect with respect to the License.

                                   ARTICLE TEN

                          WARRANTY SERVICES AND CLAIMS

                  Section 10.1. Software Warranty Services.

                  (a) Except as provided herein, Licensee does not warrant that the use or operation of the Licensed Technology will be uninterrupted or free from Software Defects.

                  (b) During the Warranty Period, Licensor shall, at its sole expense, except as otherwise provided in Section 10.1(b) below, provide the following services (the "Software Warranty Services"):

                      (i) Licensor shall use its commercially reasonable
                  efforts, consistent with computer software industry standards, as reasonably applied, to respond to and investigate suspected Software Defects; provided Licensee complies with its obligations described in Section 10.2 below, and provided that Licensee (together with Licensor's assistance in accordance with Section 4.5 hereof if necessary) can successfully reproduce and document the Software Defect. Licensor and Licensee shall assist one another in a reasonable manner to reproduce and document any Software Defect so that attempts can be made to correct it in accordance herewith. Licensee and Licensor shall cooperate with one another in all reasonable ways to cure any Software Defect. Software Defects may be investigated and corrected by Licensor's personnel at Licensor's offices and by investigating and remedying such Software Defects by remote, network access to Licensee's System, subject to the provisions of Section 10.2(e). Resolution may take the form of a written response, supplementary documentation, work-around, coding change, product patch, or other correctional aids; provided that if the problem is cosmetic, minor or does not effect gainful use of the Licensed Software, the correction may be incorporated into a future release of the Licensed Software to be prepared by Licensor. Licensor will use its commercially reasonable efforts to respond to a request for assistance within a reasonable time following the initial contact from Licensee and use commercially reasonable efforts to correct any Software Defect as promptly as practicable. Prior to notifying Licensor about a Software Defect, Licensee shall use commercially reasonable efforts to attempt to cure such Software Defect with its own personnel.

                      (ii) If Licensor, in its reasonable judgment, determines
                  that the Software Defect was attributable to a cause other than a programming error by Licensor, or if Licensor performs Software Warranty Services outside Licensor's offices or outside Licensor's normal business hours (and in the immediately preceding instance, with the consent of Licensee), then Licensee shall pay Licensor for the Licensor's attempts at correcting the Software Defect, or such Software Warranty Services, as the case may be, on a time and materials basis at Licensor's then prevailing rates, and Licensee shall reimburse Licensor for reasonable out-of-pocket travel expenses, meals, lodging and communications expenses, if Licensor is required to have its employees at any facility of Licensee. If Licensee disagrees with Licensor's determination as set forth above, the parties shall use their respective commercially reasonable efforts to resolve their dispute as promptly as practicable.

                  Section 10.2. Conditions to Software Warranty Services.


                  Licensor's obligations to provide Software Warranty Services are subject to the following:

                      (a) Licensee shall appoint persons who are technically
                  skilled in the preparation and maintenance of computer software to receive telephone and e-mail assistance from Licensor. Licensee may change the appointed support contact persons no more frequently than once every thirty (30) days by providing written notice to Licensor of such change.

                      (b) Licensee shall provide Licensor at no charge with
                  access to and use of the Designated Locations, as well as all utilities and data communications resources, as reasonably necessary for Licensor to provide the Software Warranty Services. Licensee shall allow Licensor to use upon its request at no charge (to the extent not prohibited by Licensee's agreements with third parties) all required diagnostic programs and all documentation available which pertain to the Systems on which the Licensed Software is installed.

                      (c) When reporting a Software Defect, Licensee shall: (i)
                  provide initial analyses and description of the Software Defect, (ii) use commercially reasonable efforts to eliminate any telecommunication line, hardware, operating System software and third party application software deficiencies,
                  (iii) capture all relevant data and documentation, all operating conditions and other operating information and fully supply Licensor's maintenance and support service representatives with requested diagnostic information necessary to reproduce the Software Defect, and (iv) promptly implement any remedial, corrective or work-around procedure(s) recommended by Licensor and fully describe any limitations imposed by such corrections or work-arounds provided that such remedial, corrective or work-around procedures do not impair Licensee's ability to use the Licensed Software substantially in the manner described in Agreement.

                      (d) Licensee shall provide Licensor with network access to
                  Licensee's System via telecommunications lines to the extent necessary for Licensor to perform Software Warranty Services.

                      (e) Notwithstanding anything to the contrary herein
                  provided, in the event that the Licensed Software is modified by any party other than Licensor unless specifically approved by Licensor or pursuant to Section 4.6 or Section 7.2 (c) herein, all warranties made by Licensor hereunder with respect to the Licensed Software shall be of no further force or effect.

                  Section 10.3. Disclaimers of Warranties.

                  (a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PRODUCTS, LICENSED TECHNOLOGY AND THE SOFTWARE WARRANTY SERVICES PROVIDED BY LICENSOR HEREUNDER ARE LICENSED AND PROVIDED WITHOUT ANY WARRANTY AS TO THEIR PERFORMANCE, ACCURACY, OR FREEDOM FROM ERROR, OR AS TO ANY RESULTS GENERATED THROUGH THEIR USE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NOTHING IN THIS LICENSE AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS, TRADEMARKS OR COPYRIGHTS OR THE ACCURACY, SAFETY, OR USEFULNESS FOR ANY PURPOSE, OF ANY PROPRIETARY AND CONFIDENTIAL INFORMATION, OR LICENSED SOFTWARE AT ANY TIME MADE AVAILABLE BY LICENSOR.

                                 ARTICLE ELEVEN

                                 INDEMNIFICATION

                  Section 11.1. By Licensor.

                  During the Term, Licensor shall indemnify and hold Licensee harmless from and against any fine, penalty, loss, liability and expense (including reasonable attorneys' fees and court costs) incurred by Licensee as a result of any claim, demand or action ("Infringement Claim") against Licensee based on, related to or arising out of any claim that any Licensed Technology infringes or misappropriates any patent or other intellectual property right of a third party; provided, however, that Licensor shall have no liability pursuant to this Section 11.1 or otherwise for any Infringement Claim to the extent such Infringement Claim is proximately caused by (a) the misuse or unapproved modification of the Licensed Technology by Licensee, (b) the failure by Licensee to use corrections updates, fixes, work-arounds or new releases provided by Licensor, (c) the modification or Improvement or Enhancement of any of the Licensed Technology by any person other than Licensor, or someone specifically approved by Licensor, (d) the use of the Licensed Technology in combination with software programs, data, hardware or equipment not provided or approved by Licensor, or (e) any modification, Improvement or Enhancement requested by Licensee in order to meet the Functional Requirements set forth on Exhibit C or otherwise or any Licensed Technology relating to FOURS. In the event of an Infringement Claim for which Licensor is responsible, or if in Licensor's reasonable judgment an Infringement Claim for which Licensor is responsible is likely to be made, Licensor may, at its option and expense, or if a nonappealable final judgment against Licensee with respect to an Infringement Claim is entered, or in connection with an Infringement Claim, a temporary restraining order or injunction is issued against Licensee's use of any Licensed Technology, Licensor shall, at its expense, either (i) procure the right for Licensee to continue using the Licensed Technology in accordance with this Agreement or (ii) replace or modify the Licensed Technology in a functionally equivalent manner so that such Licensed Technology becomes noninfringing. In the event that the above remedies are not available within ninety (90) days of the date any judgment described in the foregoing sentence becomes final and nonappealable or of the date of the issuance of any temporary restraining order or injunction described in the foregoing sentence, Licensee shall have the option to terminate this Agreement upon thirty (30) days' notice to Licensor without waiver of any additional remedies available at law or in equity in respect of any breach of Licensor's representations and warranties in Section 8 of this Agreement and without any obligation to make additional payments to Licensor hereunder provided that Licensee shall thereupon cease use of any of the licensed Technology in accordance with Section 7.3. In the event that any such Infringement Claim relates to only a portion of the Licensed Technology, Licensee shall, unless Licensee determines in its reasonable discretion that the portion of the Licensed Technology is material to the use of the overall Licensed Technology, cease using only such portion of the Licensed Technology, and a reduction in any payments provided for herein shall be made to reflect the value of such portion as determined by agreement between the parties or by arbitration. Licensor shall indemnify and hold Licensee harmless from and against any and all fines, penalties, losses, liabilities and expenses (including reasonable attorneys' fees and court costs) arising from the breach by Licensor of any provision of this Agreement.

                  Section 11.2. By Licensee.

                  During the Term, Licensee shall indemnify and hold Licensor harmless from and against any fines, penalties, losses, liabilities and expenses (including reasonable attorneys' fees and court costs) incurred by Licensor as a result of (i) any Infringement Claim against Licensor based on, related to or arising out of any claim that any modification, Enhancement or Improvement of the Licensed Technology by Licensor in order to meet the Functional Requirements or relating to FOURS by any person other than Licensor or any person specifically approved by Licensor, (ii) any breach by Licensee of any provision of this Agreement or (iii) any claim that the use of the Licensed Technology violates any Government Regulatory Requirements or otherwise violates any federal, state or local law, rule, or regulation of the United States or any other jurisdiction in which the Licensed Technology is being used by Licensee or any players.

                  Section 11.3. Conditions to Indemnification.

                  The foregoing indemnities shall be contingent upon (i) the indemnified party ("Indemnified Party") giving prompt written notice to the other party ("Indemnifying Party") of any claim, demand or action for which indemnity is sought (an "Indemnified Claim") and (ii) the Indemnified Party fully cooperating in the defense or settlement of any Indemnified Claim at the expense of the Indemnifying Party. The Indemnifying Party shall have sole control over the defense of any Indemnified Claim; provided that the Indemnified Party may, in its discretion and at its sole cost and expense participate in any such defense with counsel of its own choice. The Indemnifying Party shall obtain the prior written consent of the Indemnified Party to any settlement thereof, which consent shall not be unreasonably withheld or delayed unless such settlement involves only the payment of money damages or royalties that the Indemnifying Party has paid or has agreed to pay.

                  Section 11.4. Prosecution of Infringement; Prior Art.

                  (a) Each party shall promptly notify the other party of any possible infringement by a third party of the Licensed Technology known to such party. If Licensor and Licensee agree (or, failing agreement, should an independent patent counsel appointed jointly by the parties advise) that such third party's products fall within the scope of any of the rights associated with the Licensed Technology, Licensor may commence proceedings in respect of such infringement within ninety (90) days of Licensee's notice thereof to Licensor or on receipt of advice from independent patent counsel, whichever occurs later, and agrees to permit Licensee to join as co-plaintiff (at Licensee's sole cost and expense) if Licensee so desires. If Licensor fails to so commence proceedings, Licensee shall be entitled (at Licensee's sole cost and expense) to prosecute the infringers, joining Licensor as a party plaintiff in any such action. The party commencing such litigation shall have control over the litigation and any settlement thereof. Recoveries in any patent infringement proceeding shall be for the benefit of both parties in proportion to the expenses incurred by each of them in connection with such proceedings. Each party shall cooperate and lend assistance to the other party in connection with any such proceedings.

                  (b) Licensee shall bring to Licensor's attention any prior art or other information known to Licensee or hereafter acquired by Licensee which is relevant to the patentability or validity of any of the Products and which might cause a court to restrict, narrow or render invalid any patent, trademark, copyright or other intellectual property rights of Licensor. Licensee shall particularly specify such prior art or other information to Licensor at the time it learns thereof and not less than ninety (90) days prior to bringing any action against Licensor asserting the invalidity of any of the Patents.

                  Section 11.5. Negotiation of Licenses.

                  If Licensor and Licensee should agree (or, failing agreement, should an independent patent counsel appointed jointly by the parties advise) that a patent owned by or licensed to a third party would be infringed by the use of the Licensed Technology other than with respect to any modification, Improvement or Enhancement requested by Licensee in order to meet the Functional Requirements or otherwise or any Licensed Technology relating to FOURS, then Licensor will use commercially reasonable efforts to obtain at its expense a license under such patent from the owner or licensee thereof which would enable Licensee to continue to use such Licensed Technology; provided that if the infringement relates to any modification, Improvement or Enhancement requested by Licensee in order to meet the Functional Requirements or otherwise, or relates to FOURS, then Licensee will use commercially reasonable efforts to obtain at its expense a license under such patent from the owner or licensee thereof which would enable Licensee to continue to use the Licensed Technology. Should Licensor not obtain such license for Licensee, Licensee may directly negotiate and obtain such license from the third party. Upon obtaining such license, provided that such license has been negotiated by Licensee in good faith and on an arms length basis, Licensee shall credit in full any royalty paid to the third party for such license against any amount Licensee would otherwise owe Licensor pursuant to this Agreement; provided that the credit against the amount owed to Licensor pursuant to this Agreement shall in no event exceed 33 1/3% of the Fees payable to Licensor hereunder for any period during which Fees are payable hereunder.

                  Section 11.6. Assertion of Infringement Claims.

                  Licensee shall not, and it shall cause its officers, directors, employees, agents, representatives and sublicensees not to, assert or encourage any other person, firm or entity to assert or participate in any claim that the Patents or any other portion of the Licensed Technology is not valid or not enforceable, or that the Licensed Technology or any portion thereof infringes any intellectual property rights of any other person, firm or entity.

                                 ARTICLE TWELVE

                            LIMITATIONS OF LIABILITY

                  Section 12.1. EXCLUDED DAMAGES.

                  NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INDIRECT, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), INCLUDING, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS, OR LOST BUSINESS.

                  Section 12.2. LICENSOR'S LIMITATION OF LIABILITY

                  EXCEPT AS PROVIDED IN SECTION 7.2(c), UNTIL SUCH TIME AS THE DELIVERABLES HAVE BEEN PROVIDED, LICENSOR'S TOTAL LIABILITY TO LICENSEE FOR BREACH OF CONTRACT AND FOR ALL OTHER CLAIMS (INCLUDING TORT CLAIMS) OTHER THAN WILLFUL BREACH OR INTENTIONAL MISCONDUCT ARISING IN CONNECTION WITH THIS AGREEMENT, OR THE PRODUCTS OR LICENSED TECHNOLOGY, SHALL NOT EXCEED THE TOTAL AMOUNT OF PAYMENTS MADE BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT; THEREAFTER, LICENSOR'S LIABILITY SHALL BE LIMITED TO THE FEES PAID TO LICENSOR DURING THE 12-MONTH PERIOD PRIOR TO ANY SUCH ALLEGED BREACH.

                                ARTICLE THIRTEEN

                                   SOURCE CODE

                  Section 13.1. Software Escrow Agent.

                  Licensor hereby agrees to deliver to Fort Knox Escrow Services, Inc. (the "Software Escrow Agent"), promptly after the date hereof, pursuant to the terms of the escrow agreement entered into among Licensor, Licensee and the Software Escrow Agent on the date hereof, the Source Code. Licensor hereby covenants that it shall deposit promptly with the Software Escrow Agent any modifications, updates, new releases, Improvements or Enhancements relating to such Source Code.

                  Section 13.2. Release of Source Code from Escrow.

                  In the event, and only in the event that (i) Licensor shall have been subject to Bankruptcy as provided in Section 7.2(b)(iii), or (ii) an arbitral award is granted to Licensee in which award the arbitrators have determined that Licensor has defaulted in a material respect under this Agreement (other than a breach described in Section 7.2(c) for which the remedy set forth in Section 7.2(c) is Licensee's sole and exclusive remedy), then Licensor shall make available to Licensee for use only in Licensor's facility the Source Code or whatever portion is necessary to resolve the breach by Licensor and to otherwise enjoy the benefits of the Licensed Technology, unless
(a) Licensor has no facility, or (b) such facility is not at least equivalent in all material respects, to Licensor's existing facility in Little Falls, New Jersey, in which event Licensee may use the Source Code or such portion of the Source Code in a facility of Licensee located in the New York City metropolitan area or in Licensee's main technical facility in the U.S. or Europe. If the Source Code is used in Licensee's facility, appropriate safeguards shall be maintained to prevent disclosure or mishandling of the Source Code.

                                ARTICLE FOURTEEN

                               RESTRICTIVE RIGHTS

                  Section 14.1. Restrictions on Licensee.

                  During the Term, Licensee or any of its Affiliates shall not use any software that is competitive with the Licensed Technology; provided that nothing shall preclude Licensee from utilizing any other technology in conjunction with the Licensed Technology so long as Licensee continues to pay to Licensor the Fees payable pursuant to Section 5. In the event that Licensee elects not to request that Licensor modify the Licensed Software for use in connection with Wagering on FOURS, Licensor shall not be entitled to any fees with respect to Wagering on FOURS, and Licensee, with respect to FOURS, shall not be subject to any of the foregoing restrictions.

                  Section 14.2. Restrictions on Licensor.

                  During the Term, Licensor or any of its Affiliates shall not use any system or software or conduct any business (other than Lotteries) in the Territory that is competitive with the business of Licensee or competitive with the proposed business of the Licensee contemplated by this Agreement.

                                 ARTICLE FIFTEEN

                                  MISCELLANEOUS

                  Section 15.1. Amendment.

                  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and signed by the parties hereto.

                  Section 15.2. Assignment; Subcontracting; Affiliate Transactions.

                  (a) Licensee shall not, except as permitted by Section 3.7 herein, directly or indirectly, by operation of law or otherwise, assign, delegate, sublicense or subcontract any of its rights or obligations under this Agreement without the prior written consent of Licensor.

                  (b) Licensor shall not, except as permitted by the prior written consent of Licensee, which consent may be withheld in Licensee's sole discretion, assign any or all of its rights and obligations hereunder; provided that Licensor may subcontract portions of the activities required of Licensor hereunder as long as (i) Licensor remains responsible therefor, (ii) Licensor gives Licensee notice of the name of such subcontractor promptly after Licensor enters into any such subcontract, (iii) such subcontractor signs a confidentiality agreement to the same effect as Section 3.5 of this Agreement and signs a patent assignment agreement that is similar in all material respects, to that previously furnished to Licensee, and (iv) if such subcontract is of a material portion of Licensor's responsibilities hereunder, Licensor gives notice thereof to Licensee at least five (5) days prior to entering into such subcontract. In the event that Licensor obtains Licensee's prior written consent to subcontract the performance of any of its obligations hereunder, Licensor shall be responsible for any payment to any subcontractor for the performance thereof.

                  (c) All transactions between each of Licensor and Licensee, and their respective Affiliates, shall be conducted in good faith on an arms-length basis.

                  Section 15.3. Travel and Living Expenses.

                  In addition to the Fees or other payments by Licensee to Licensor provided herein, Licensee shall pay, or reimburse, Licensor for all reasonable, and out-of-pocket costs of traveling from Licensor's facility to Licensee's facility and all reasonable, and out-of-pocket living and communications expenses while working at Licensee's facility in connection with the Project.

                  Section 15.4. Attorneys' Fees.

                  In the event any party (i) obtains from a court of competent jurisdiction injunctive relief of any nature with respect to any matter arising under this Agreement or (ii) seeks judicial intervention to obtain enforcement of any arbitral award relating to any matter arising under this Agreement, such party shall be entitled to recover from the other party its reasonable out-of-pocket attorneys' fees and costs (as determined by a court of competent jurisdiction).

                  Section 15.5. Further Assurances.

                  Licensee and Licensor shall each, upon the request of the other party hereto, from time to time, execute and deliver such further documents and do such further acts as the other party may reasonably request in order fully to effect the purpose of this Agreement.

                  Section 15.6. Right and Remedies.

                  Except as provided in Section 7.2(c), each and every right and remedy granted to each of the parties under this Agreement shall be cumulative and in addition to any other right or remedy therein specifically granted or now or hereafter existing in equity, at law, by virtue of statute or otherwise, and may be exercised by each of the parties from time to time concurrently or independently and as often and in such order as such party may deem expedient. Any failure or delay on the part of either party in exercising any such right or remedy, or abandonment or discontinuance of steps to enforce the same, shall not operate as a waiver thereof or affect such party's right thereafter to exercise the same.

                  Section 15.7. Binding Effect.

                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  Section 15.8. Counterparts.

                  For the convenience of the parties, this Agreement may be executed in as two or more counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.

                  Section 15.9. Entire Agreement.

                  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, except as set forth in the NDAs.

                  Section 15.10. Expenses.

                  Except for costs and expenses specifically assumed by a party under, or imposed upon a party pursuant to, this Agreement, each party hereto shall pay its own expenses incident to this Agreement.

                  Section 15.11. Export of Products.

                  Licensee agrees that it will not, directly or indirectly, export or re-export, or knowingly permit the export or re-export of, the Products, or any technical information about the Products that is in violation of any Governmental Regulatory Requirements.

                  Section 15.12. Force Majeure.

                  Each party shall be excused from performance of this Agreement and shall not be liable for any delay (other than a delay in a payment obligation) in whole or in part caused by the occurrence of any contingency beyond the reasonable control of such party. These contingencies include, without limitation, war, sabotage, insurrection, riot or other act of civil disobedience, act of public enemy, failure or delay in transportation, act of government or any agency or subdivision thereof affecting the terms of this Agreement or otherwise, judicial action, labor dispute, accident, fire, explosion, flood, severe weather or other act of God.

                  Section 15.13. Governing Law; Forum Selection and
Jurisdiction.

                  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

                  Section 15.14. Independent Contractors.


                  The relationship between Licensor and Licensee under this Agreement is that of independent contractors only. Nothing in this Agreement shall be construed so as to constitute Licensor and Licensee as partners or joint venturers, or either party hereto as the employee or agent of the other party hereto, or in any other manner other than as independent contractors. Neither party shall have any power or authority to bind the other party in any transaction with a third party.

                  Section 15.15. Notices.

                  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class' registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), telegram or facsimile, addressed as follows:

                  (i)      If to Licensor:

                           International Sports Wagering Inc.
                           201 Lower Notch Road
                           Little Falls, New Jersey  07424
                           Attention: President
                           Fax:  973-256-8211


                           with a copy to:

                           Richard M. Hoffman, Esq.
                           Friedman Kaplan & Seiler LLP
                           875 Third Avenue
                           New York, New York  10022-6225
                           Fax:  212-355-6401


                  (ii)     If to Licensee:

                           Global Interactive Gaming, Inc.
                           c/o Stephan Haimo
                           Gibson Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166
                           Fax:  212/351-4035


                  with copies to:

                           Chris Manno, Esq.
                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York  10019-6099
                           Fax:  212-728-8111


                           and


                           Stephan H. Haimo, Esq.
                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166-0193
                           Fax:  212-351-4035

                  Section 15.16. Severability.

                  (a) If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

                  (b) This License Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party drafting this Agreement or causing it to be drafted.

                  Section 15.17. Survival.

                  (a) The provisions of Sections 3.5, 6.2, 7.3, 12.1, 12.2, 15.4, 15.17, 15.19 and 18 of this Agreement shall survive the termination of this Agreement, regardless of the reason for such termination.


                  (b) Upon termination of this Agreement due to breach by Licensee under Sections 6.2(b) or 7.2(b) herein, any unexercised portion of the Warrant shall be void and of no further force or effect without any further action by any of the parties hereto or thereto.

                  Section 15.18. Waiver.

                  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

                  Section 15.19. Arbitration.

                  Any dispute or controversy under this Agreement shall be finally resolved in binding arbitration to be held in New York, New York, pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration panel shall consist of three arbitrators appointed in accordance with such Rules, all of whom shall have experience with computer software and licensing matters as finally determined by the AAA. All testimony shall be transcribed and any award shall be accompanied by written findings of fact and a written statement of reasons for the decision and such findings and written materials shall be deemed to be Proprietary and Confidential Information. All costs of the arbitration including but not limited to reasonable attorney's fees and costs of investigating and pursuing the arbitration, expert witnesses and other similar expenses (a) may be awarded to the prevailing party in arbitration as the arbitrators see fit if such party's expenses are less that $1 million and (b) shall be awarded by the arbitrators to such prevailing party in proportion to the success of such party's claims if such party's expenses are $1 million or more. Judgment upon any award made in such arbitration may be entered and enforced in and by any court of competent jurisdiction. Notwithstanding the foregoing, each party shall preserve the right to seek injunctive or other interim relief in aid of arbitration before a court of competent jurisdiction. Both parties consent to any suit, action or proceeding being brought for such purpose to be brought exclusively in the federal or state courts sitting in New York, New York. Both parties irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby designates the following as their agents for service of all process pursuant to this Agreement:

                  Licensor:                       United Corporate Services Inc.
                                                  15 East North Street
                                                  Dover, DE  19901

                  Licensee:                       Corporation Service Company
                                                  1013 Centre Road
                                                  Wilmington, DE  19805

                  Section 15.20. Benefit of this Agreement.

                  It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

                                 ARTICLE SIXTEEN

                                    PUBLICITY

                  Except as required by law, neither party shall issue any press release or similar document concerning this Agreement without the other party's prior written consent thereof which consent shall not be unreasonably withheld or delayed.

                                ARTICLE SEVENTEEN

                                     MARKING

                  Licensee shall place in a conspicuous location on all Products and Licensed Technology covered by any claim of a Patent, Trademark or Copyright, the appropriate notice in accordance with relevant U.S. or foreign intellectual property law. Licensee shall also mark each Product and Licensed Software with the number of each relevant Patent and, to respond to any request for disclosure under 35 U.S.C. 287(b)(4)(B) by only notifying Licensor of the request for disclosure. Licensee shall place marking prominently on the Licensed Product and in a location which Licensee would find satisfactory for posting a legal notice that it wants its customer to see. Licensee shall also provide any comparable marking that may be required by the laws of any relevant foreign country.

                                ARTICLE EIGHTEEN

                             INTEGRATION OF LICENSES

                  This License Agreement is entered into concurrently with another license agreement of even date herewith (the "GIG, AG License"; together with this License Agreement, the "Licenses") by and between Licensor and Global Interactive Gaming AG ("GIG, AG"; together with Licensee, the "Licensees"). The terms of the GIG, AG License shall apply to the terms hereof mutatis mutandis, and the Licenses shall be construed as one and the same instrument for all purposes including, but not limited to, the following:

                  (a) Any payment by Licensee to Licensor of the initial payment pursuant to Section 5.5 hereof, the Minimum, the Percentage Fees or the Bonus, as the case may be, pursuant to the terms hereof shall constitute payment of the initial payment pursuant to Section 5.5 of the GIG, AG License, the Minimum, the Percentage Fees or the Bonus, as the case may be, under the terms of the GIG, AG License;

                  (b) Any Carry Forward Amount calculated pursuant to the terms hereof shall constitute the Carry Forward Amount under the terms of the GIG, AG License;

                  (c) All amounts deposited into the Escrow Account as required pursuant to the terms hereof shall constitute deposits into the Escrow Account as required under the terms of the GIG, AG License;

                  (d) Any accrual of interest on payable and unpaid amounts due hereunder shall not be cumulative with the accrual of interest on payable and unpaid amounts due under the Prisma License;

                  (e) Any default or breach by any of the parties hereto pursuant to the terms hereof shall constitute a default and breach by such party under the terms of the GIG, AG License;

                  (f) The Licensees shall be mandatorily joined in any arbitration or litigation by or against Licensee commenced pursuant to the terms hereof and for all purposes shall be treated as one party therein, and any award or judgment rendered in any such proceeding shall be deemed enforceable by or against, as the case may be, the Licensees as one party;

                  (g) The Licensees shall be jointly and severally liable under the Licenses;

                  (h) Termination of this License Agreement shall constitute termination of the GIG, AG License; and

                  (i) Performance by Licensor or Licensee of their respective obligations under this License Agreement shall constitute performance by such party under the GIG, AG License.

                       [Signature page follows this page]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement, or have duly caused this Agreement to be duly executed on their behalf, as of the date first written above.



                                             INTERNATIONAL SPORTS WAGERING INC.



                                             By:______________________________
                                                Name:  Barry Mindes
                                                Title: Chairman of the Board


                                                GLOBAL INTERACTIVE GAMING, INC.


                                             By:______________________________
                                                Name:  Peter Sprogis
                                                Title: President